FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2015

GOLDEN GLOBAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54528	47-1460693
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

2537 S Gessner Rd., Suite 122,

Houston, TX 77063

(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  832-252-7720

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 1.01 – Entry into a Material Definitive Agreement

On October 30, 2015, the Company entered into an Acquisition Agreement (“Agreement”) wherein the Company will acquire 100% of the issued and outstanding units of Corpaycar, LLC, the maker of the Combo Hitter, from the existing unitholders of Corpaycar.  At the closing of the Agreement, the Company will issue 100,000 shares of Convertible Preferred Stock of the Company to the existing unitholders of Corpaycar, in pro rata shares according.  Following completion of the Agreement, the existing Board of Directors and Officers of Corpaycar, Bradley Kohler and Michael J. Starkweather, will retain their current positions of CEO and COO, respectively, of Corpaycar.

A copy of the Acquisition Agreement is filed herewith as Exhibit 10.1.

Item 3.02 – Unregistered Sale of Equity Securities

On October 30, 2015, the Board of Directors approved the creation of Series A Convertible Preferred Shares (“Series A”) and Series B Convertible Preferred Shares (“Series B”).  The Rights and Preferences of Series A grant the holder the right to vote an amount of shares of common stock that equals a majority of the then issued and outstanding common stock of the Corporation.  The Rights and Preferences of Series B allow the holders to convert into twenty percent of the then issued and outstanding common stock on the date of conversion.  The conversion of Series B stock cannot occur until one (1) year after issuance.  On October 30, 2015, pursuant to the Agreement referenced in Item 1.01 above, the Board of Directors approved the issuance of Series B shares pro rata to unitholders of Combo.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2015, the Board of Directors appointed Michael J. Starkweather as a Director of the Corporation, and as Chief Operating Officer.

Mr. Starkweather served in the United States Army Reserves. In 2008, he co-founded Live Fit Personal Training.  Mr. Starkweather has acted as an outside fitness consultant for a number of gyms.

Mr. Starkweather has also served as an independent consultant for small cap emerging growth companies.  He recently joined the board of advisors for an online mobile marketing platform service Textmunication Holdings, Inc. (OTCQB: TXHD).

Mr. Starkweather filed for Chapter 7 bankruptcy protection in 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Robert Leyne Lee

Robert Leyne Lee, President